Exhibit 3.3

CONSENT OF TECHNICAL REPORT AUTHORS

I consent to the inclusion of my name and to references to the Amended and Restated NI 43-101 Technical Report for Lac des Iles Mine, Ontario, Incorporating a Preliminary Economic Assessment of the Mine Expansion Plan with an effective date of February 18, 2015 (the “Technical Report”) included on pages 21 (Glossary of Terms – “LDI Report”), 66 (Recent Development – “Filing of the LDI Report on April 20”), 107 (Risks Relating to the Corporation – “LDI Report supports a new Base Case and includes the potential Phase 2 Expansion”), and 108 (Risks Relating to the Corporation – “Long-term metal prices and currency exchange rate”) of the Circular or incorporated by reference in the Circular contained in this Registration Statement on Form F-7.

Dated this 6th day of July, 2015.

/s/ Brian Young
Brian Young, P.Eng. Senior Mining Engineer